Exhibit 99.1

Hancock Jaffe Mourns the Loss of Director Marc Robins

IRVINE, California., April 30, 2019 – Hancock Jaffe Laboratories, Inc. (Nasdaq: HJLI, HJLIW), a developer of medical devices that restore cardiac and vascular health, announces the passing of its director, Marc Robins. Mr. Robins passed away from complications from chronic venous insufficiency.

Robert Berman, Hancock Jaffe’s Chief Executive Officer stated, “It is ironic that Marc lost his life to the same disease that our VenoValve is being developed to address. Marc was a big proponent of Hancock Jaffe and his unwavering support and sense of humor will be greatly missed. We will continue the fight against chronic venous insufficiency in Marc’s honor and we send our deepest sympathies to Marc’s wife Barbara and his entire family.”

Chronic Venous Insufficiency (CVI) of the deep vein system is a condition that occurs when the valves in the veins of the venous system of the leg are injured or destroyed, causing blood to flow backwards (reflux) and pool in the lower extremities, and resulting in increased venous pressure (venous hypertension). Severe CVI often results in significant disability which includes swelling, intense pain, and skin ulcerations that become ongoing, open wounds. Approximately 2.6 million patients in the U.S. suffer from CVI due to reflux in the deep venous system, and there are currently no FDA approved treatments for the condition.

Mr. Robins was one of Hancock Jaffe’s three independent directors. A memorial service for Mr. Robins is planned for Saturday, May 18, 2019 from 2:00 to 5:00 p.m. Pacific time at Trinity Lutheran Church, 5520 NE Killingsworth, Portland, Oregon.

About Marc W. Robins

Marc W. Robins, CFA was an experienced fund manager, publisher and equity analyst. Most recently, he was the fund manager at Crown Capital Management LP, a new micro-cap and small-cap fund he started in July 2018. Since 2003, Mr. Robins founded and has been a registered investment advisor at Catalyst Financial Resources LLC, a provider of institutional level research for micro-cap companies. Catalyst Financial is the follow-on to The Red Chip Review, which Mr. Robins launched in 1993. At its peak, Red Chip provided research coverage on over 500 companies and had a subscriber base of over 7,000 investors, 100 brokerage offices and 25 money managers. Red Chip was sold in 2002. In addition to Red Chip, Mr. Robins has been published in numerous national publications including The Wall Street Journal, Bloomberg, Investor’s Business Daily, Kiplinger’s, and Forbes, where he had his own column for 8 years. For more information on Marc Robins, please click here.

About Hancock Jaffe Laboratories, Inc.

Hancock Jaffe Laboratories (NASDAQ: HJLI) specializes in developing and manufacturing bioprosthetic (tissue based) medical devices to establish improved standards of care for treating cardiac and vascular diseases. Hancock Jaffe currently has two lead product candidates: the VenoValve®, a porcine based valve which is intended to be surgically implanted in the deep venous system of the leg to treat reflux associated with Chronic Venous Insufficiency; and the CoreoGraft®, a bovine tissue based off the shelf conduit intended to be used for coronary artery bypass surgery. Hancock Jaffe has a third product candidate, which is a porcine tissue-based heart valve, which may be a candidate for pediatric aortic/mitral valve replacement. Hancock Jaffe has a 19-year history of developing and producing FDA approved medical devices that sustain or support life. The current management team at Hancock Jaffe has been associated with over 80 FDA or CE marked medical devices. For more information, please visit HancockJaffe.com.

Cautionary Note on Forward-Looking Statements

This press release and any statements of stockholders, directors, employees, representatives and partners of Hancock Jaffe Laboratories, Inc. (the “Company”) related thereto contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results (including, without limitation, the performance of the new board members described herein) may differ significantly from those set forth or implied in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future presentations or otherwise, except as required by applicable law.

HJLI Press Contacts:

Amy Carmer

Tel: 949-261-2900

Email: ACarmer@HancockJaffe.com

Media & Investor Relations Contact:

MZ North America

Chris Tyson

Managing Director

(949) 491-8235

HJLI@mzgroup.us

www.mzgroup.us

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